INTERIM INVESTMENT ADVISORY AGREEMENT

between

STARBOARD INVESTMENT TRUST

and

ARS INVESTMENT MANAGEMENT, LLC
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INDEX

1.	APPOINTMENT OF THE ADVISOR	pg 3
2.	OBLIGATIONS OF THE ADVISOR	pg 3
3.	COMPENSATION	pg 5
4.	LIMITATION OF LIABILITY AND INDEMNIFICATION	pg 6
5.	STATUS OF ADVISOR	pg 7
6.	RETENTION OF SUB-ADVISOR	pg 7
7.	LIABILITY OF SHAREHOLDERS	pg 7
8.	REPRESENTATIONS AND WARRANTIES	pg 7
9.	NOTICE OF CHANGE IN CONTROL	pg 8
10.	DURATION AND TERMINATION	pg 8
11.	AMENDMENT OF INTERIM AGREEMENT	pg 8
12.	APPLICABLE LAW	pg 9
13.	STRUCTURE OF AGREEMENT	pg 9
14.	SEVERABILITY	pg 9
15.	MISCELLANEOUS	pg 9

APPENDIX A		pg 11

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 INTERIM INVESTMENT ADVISORY AGREEMENT

This Interim Investment Advisory Agreement ("Interim Agreement") is made and entered into effective as of August 1, 2016 by and between ARS Investment Management, LLC, a Massachusetts limited liability company (the "Advisor"), and the Starboard Investment Trust (the "Trust"), a Delaware statutory trust, on behalf of the Alpha Risk Hedged Dividend Equity Fund, previously known as the Cavalier Hedged Equity Fund (the "Fund"), a series of the Trust.
WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940;
WHEREAS, the Trust has designated the Funds as series of interests in the Trust;
WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, and engages in the business of asset management; and
WHEREAS, the Trust desires to retain the Advisor, on an interim basis and subject to Rule 15(a)(4) under the Investment Company Act to furnish investment advisory and administrative services to the Funds and the Advisor is willing to so furnish such services;
NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1.	Appointment of the Advisor. The Trust appoints the Advisor as investment advisor to the Funds, each a series of the Trust, for the period and on the terms set forth in this Interim Agreement. The Advisor accepts such appointment and agrees to furnish the services set forth herein, for the compensation indicated in Appendix A.
2.	Obligations of the Advisor. Subject to the supervision of the Trust's Board of Trustees, the Advisor will provide a continuous investment program for the Funds.
(a)	Services. The Advisor agrees to perform the following services for the Funds and Trust:
(i)	Manage the investment and reinvestment of the assets of the Funds;
(ii)	Continuously review, supervise, and administer the investment program of the Funds;

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(iii)	Determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Funds;
(iv)	Provide the Funds and Trust with records concerning the Advisor's activities under this Interim Agreement which the Funds and Trust are required to maintain;
(v)	Render regular reports to the Trust's trustees and officers concerning the Advisor's discharge of the foregoing responsibilities; and
(vi)	Perform such other services as agreed by the Advisor and the Trust from time to time.
The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Funds' objectives, policies, and limitations as set forth in their prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.  All services to be furnished by the Advisor under this Interim Agreement may be furnished through the medium of any directors, officers, or employees of the Advisor or through such other parties as the Advisor may determine from time to time.
(b)	Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render its services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.
(c)	Fund Transactions. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors. The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advisor with brokerage, research, analysis, advice, and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor to the Funds and its other clients and that the total commission paid by the Funds will be reasonable in relation to the benefits to the Funds and its other clients over the long-term. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

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(d)	Books and Records. All books and records prepared and maintained by the Advisor for the Funds and Trust under this Interim Agreement shall be the property of the Funds and Trust and, upon request therefore, the Advisor shall surrender to the Funds and Trust such of the books and records so requested.
(e)	Compliance Procedures. The Advisor will, in accordance with Rule 206(4)-7 of the Investment Advisers Act of 1940, adopt and implement written policies and procedures reasonably designed to prevent violations of the Investment Advisers Act of 1940 and will provide the Trust with copies of such written policies and procedures upon request.
3.	Compensation. The Trust will pay, or cause to be paid to, the Advisor and the Advisor will accept as full compensation an investment advisory fee, based upon the daily average net assets of each Fund, computed at the end of each month and payable within five business days thereafter, based upon the schedule attached hereto as Appendix A.
The investment advisory fee shall be held in an interest-bearing escrow account with the Funds' custodian ("Escrow Amount").  The Escrow Amount shall be calculated as of the last business day of each month based upon the average daily net assets of the Funds determined in the manner described in the Funds' Prospectus and/or Statement of Additional Information, and shall be paid into the escrow account within five (5) days after such calculation;
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If a majority of the Funds' outstanding voting securities ("majority of shareholders") approve a new investment advisory contract with the Advisor within 150 days of this Interim Agreement, the Escrow Amount (including interest, but less any bank fee on the escrow account) will be paid to the Advisor.
If a majority of shareholders do not approve a new investment advisory contract within 150 days of this Interim Agreement, the Advisor will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Advisor in performing services under this Interim Agreement (including interest, but less any bank fee on the escrow account); or (ii) the Escrow Amount (including interest, but less any bank fee on the escrow account).  Any fee paid to the Advisor under this paragraph must be pre-approved by the Trust's Board of Trustees.
4.	Limitation of Liability and Indemnification. The Advisor assumes no responsibility under this Interim Agreement other than to render the services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Funds or Trust in connection with the matters to which this Interim Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Advisor in the performance of its duties or from reckless disregard by the Advisor of its obligations and duties under this Interim Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Investment Company Act of 1940 or the Securities Act of 1933, except for information supplied by the Advisor for inclusion therein. The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust's Declaration of Trust.
Any liability of the Advisor to the Funds shall not automatically impart liability on the part of the Advisor to any other series of the Trust.  The Funds shall not be liable for the obligations of any other series of the Trust, nor shall any other series of the Trust be liable for the obligations of the Funds.  The limitations of liability provided under this section are not to be construed so as to provide for limitation of liability for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such limitation of liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.
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5.	Status of Advisor. The services of the Advisor to the Funds and Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Funds and Trust are not impaired thereby; provided, however, that without the written consent of the Trust's Board of Trustees, the Advisor will not serve as investment advisor to any other investment company having a similar investment strategy to that of the Funds. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Funds or Trust. Nothing in this Interim Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.
6.	Liability of Shareholders. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Interim Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.
7.	Representations and Warranties.
(a)	The Advisor represents and warrants to the Trust as follows: (i) the Advisor is a corporation duly organized and in good standing under the laws of the State of Massachusetts and is fully authorized to enter into this Interim Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission under the Investment Advisers Act of 1940, and shall maintain such registration in effect at all times during the term of this Interim Agreement.
(b)	The Trust represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Interim Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the Investment Company Act of 1940; (iii) shares of the Funds are (or will be) registered for offer and sale to the public under the Securities Act of 1933; and (iv) such registrations will be kept in effect during the term of this Interim Agreement.

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8.	Notice of Change in Control. The Advisor is obligated to notify the Trust if there is a change in the members of the Advisor within a reasonable time after such change takes place.
9.	Duration and Termination. This Interim Agreement shall remain in effect for a term of 150 days from the effective date, provided that:
(a).	The Trust may, at any time and without the payment of any penalty, terminate this Interim Agreement upon 10 calendar days' written notice of a decision to terminate this Interim Agreement by (i) the Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the Funds;
(b).	The Interim Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act and the rules thereunder);
(c).	The Advisor may, at any time and without the payment of any penalty, terminate this Interim Agreement upon 60 calendar days' written notice to the Funds and Trust; and
(d).	The Interim Agreement shall terminate immediately upon approval by the Funds' shareholders of a new investment advisory agreement between the Trust and the Advisor.
10.	Amendment of Interim Agreement. No provision of this Interim Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Interim Agreement shall be effective until approved by vote of the holders of a majority of the Funds' outstanding voting securities (as defined in the Investment Company Act).

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11.	Applicable Law. This Interim Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.
12.	Structure of Agreement. The Trust is entering into this Interim Agreement solely on behalf of the Funds. Without limiting the generality of the foregoing: (i) no breach of any term of this Interim Agreement shall create a right or obligation with respect to any series of the Trust other than the Funds; (ii) under no circumstances shall the Advisor have the right to set off claims relating to the Funds by applying property of any other series of the Trust; and (iii) the business and contractual relationships created by this Interim Agreement, consideration for entering into this Interim Agreement, and the consequences of such relationship and consideration relate solely to the Funds.
13.	Severability. If any provision of this Interim Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Interim Agreement shall not be affected thereby.
14.	Miscellaneous. The captions in this Interim Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
[Signature Page Follows]
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[Signature Page to Interim Investment Advisory Agreement]
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.
Starboard Investment Trust
On behalf of the Alpha Risk Hedged Dividend Equity Fund

By:  /s/ Katherine M. Honey
Name: Kate M. Honey
Title:  Principal Executive Officer

ARS Investment Management

By:  /s/ T.W. Dolan
Name:  Timothy Dolan
Title:  Managing Partner

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APPENDIX A
COMPENSATION SCHEDULE
For the services delineated in this Agreement, the Advisor shall receive an investment advisory fee equal to an annualized rate of the average daily net assets of each of the Funds as listed below.  The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in the Funds' Prospectus and Statement of Additional Information.
Fund	Interim Investment Advisory Fee
1. Alpha Risk Hedged Dividend Equity Fund Previously known as the Cavalier Hedged Equity Fund	0.45%

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